EXHIBIT 5

THE ALLSTATE CORPORATION
3075 Sanders Road, Suite G5A
Northbrook, Illinois 60062-7119

Mary J. McGinn
Secretary and Deputy General Counsel

May 16, 2006

The Allstate Corporation
2775 Sanders Road
Northbrook, IL 60062-6127

Ladies and Gentlemen:

A Registration Statement on Form S-8 is being filed on or about the date of this letter with the Securities and Exchange Commission to register 12,000,000 shares of common stock, $0.01 par value, of The Allstate Corporation (“Allstate”) for issuance to participants in The Allstate Corporation Amended and Restated 2001 Equity Incentive Plan (the “Plan”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

In connection with this opinion I, or attorneys working under my direction, have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the Restated Certificate of Incorporation of Allstate as currently in effect, (iv) the Amended and Restated Bylaws of Allstate as currently in effect, and (v) resolutions of the Board of Directors of Allstate relating to the filing of the Registration Statement and related matters. In addition I, or attorneys working under my direction, have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Allstate and such other agreements, instruments, and documents of Allstate, and have made such other investigations, as I have deemed necessary or appropriate as a basis for the opinions set forth herein.

Based upon the foregoing, I advise you that, in my opinion the shares of common stock have been duly authorized and, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

I am licensed to practice law in Illinois. This opinion is limited to the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement and any amendment thereto. In giving this consent I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ MARY J. MCGINN
Mary J. McGinn